UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 14, 2015

3D SYSTEMS CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware	001-34220	95-4431352
(State or other jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

333 Three D Systems Circle Rock Hill, South Carolina, 29730
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (803) 326-3900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e) On May 14, 2015, 3D Systems Corporation (the "Company") entered into a mutual separation agreement with Theodore A. Hull, the Company's Executive Vice President, Chief Financial Officer, pursuant to which Mr. Hull will leave the Company effective as of the close of business on May 15, 2015.

The separation agreement provides that Mr. Hull will be paid an amount of up to $400,000 equal to one year of his current salary ("Separation Pay"). Such Separation Pay shall be payable to Mr. Hull for six months following his separation date and up to an additional six months thereafter so long as he has not accepted new employment. Mr. Hull will also be eligible for payment by the Company of a bonus for the 2015 fiscal year pro-rated as of his separation date.

In addition, for up to 12 months following separation, the Company will continue medical coverage for Mr. Hull and his dependents and will provide Mr. Hull with certain relocation assistance not to exceed a total of approximately $200,000.

For a period of three years after separation, the Company will indemnify Mr. Hull for any claim arising from his performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity in which he served at the Company's request, in each case to the maximum extent permitted by law and under the Company's Articles of Incorporation and By-Laws.

As part of the separation agreement, and subject to certain conditions, Mr. Hull agreed to a release of claims against the Company and to certain non-compete, non-solicitation and non-disparagement provisions.

The foregoing does not constitute a complete summary of the terms of the separation agreement, and reference is made to the complete text of the separation agreement that will be filed as an exhibit to the Company's next quarterly report on Form 10-Q.

(c) On May 14, 2015, David R. Styka was appointed as the Company's Executive Vice President, Chief Financial Officer and will serve as the Company's principal financial officer and principal accounting officer, effective upon Mr. Hull's departure on May 15, 2015.

Mr. Styka, 53, has served as Vice President, Chief Accounting Officer (principal accounting officer) since he joined the Company on January 14, 2015, after serving as Vice President – Finance and Treasurer at Family Dollar Stores, Inc. a value retailer. At Family Dollar, Mr. Styka served as Vice President – Finance and Treasurer since April 2014, Vice President – Finance from March 2011 to April 2014, and Divisional Vice President – Tax and Inventory from July 2008 to March 2011. Prior to joining Family Dollar, Mr. Styka served in a variety of finance roles, including Chief Accounting Officer, at Wellman, Inc. a PET resin and polyester staple fiber manufacturer, from 1993 to 1997 and 1998 to 2008. He began his career in public accounting at Ernst & Young.

The Compensation Committee of the Board of Directors of the Company approved a compensation package for Mr. Styka that includes an annual base salary of $350,000, and a 2015 target incentive opportunity equal to 50% of his annual base salary. It is anticipated that the Compensation Committee will grant Mr. Styka a restricted stock award in connection with his appointment, such award to be granted with the next regular quarterly grant of awards to employees. Such restricted stock award would be granted pursuant to the Company's 2015 Incentive Plan, subject to the approval by stockholders at the annual stockholders meeting, and the shares under such award would be subject to a vesting period of three years from the date of grant.

In connection with the appointment of Mr. Styka as Chief Financial Officer, the Company and Mr. Styka entered into a severance agreement. The severance agreement provides for the payment of compensation and benefits to Mr. Styka in the event his employment (i) is involuntarily terminated by the Company without Cause (as defined in the severance agreement), or (ii) is terminated by him for Good Reason (as defined in the severance agreement). Under the terms of the severance agreement, the Company will pay Mr. Styka up to an amount equal to one year of his salary at the time of termination ("Severance Pay"). Severance Pay shall be payable to Mr. Styka for six months following his termination of employment for Cause or Good Reason and up to an additional six months thereafter so long as he has not accepted new employment.

If upon termination, Mr. Styka elects to continue medical coverage for himself and his dependents under the Company's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company will pay the difference between the premium for COBRA continuation coverage and the active employee premium cost for up to 12 months after termination.

In addition, the Company will require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or who acquires the stock of the Company, to expressly assume and agree to perform the terms of the severance agreement.

The severance agreement contains certain non-compete, non-solicitation and non-disparagement provisions.

The foregoing does not constitute a complete summary of the terms of the severance agreement, and reference is made to the complete text of the severance agreement that will be filed as an exhibit to the Company's next quarterly report on Form 10-Q.

Item 7.01. Regulation FD Disclosure.

On May 15, 2015, the Company announced Mr. Hull's departure and Mr. Styka's appointment as Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein. The information in this Item (and in such press release) shall not be deemed "filed" with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended, nor incorporated by reference in any registration statement filed by the registrant under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated May 15, 2015

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: May 15, 2015
	By:	/s/ ANDREW M. JOHNSON
	Name:	Andrew M. Johnson
	Title:	Executive Vice President, Chief Legal Officer and Secretary